Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-63425 and No. 333-85599) of E. I. du Pont de Nemours and Company of our report dated June 28, 2006 relating to the financial statements of the Pioneer Hi-Bred International, Inc. Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

June 28, 2006